Exhibit 99.1

Susan Vobejda to Step Down as Chief Marketing Officer of The Trade Desk in June

LOS ANGELES -- March 26, 2021 -- Global advertising technology leader The Trade Desk (NASDAQ:TTD) today announced that Susan Vobejda plans to step down as its Chief Marketing Officer. Ms. Vobejda has served in this role since 2017. In that time, she has built the company’s marketing function and expanded it globally across all marketing disciplines. She has overseen the company’s award-winning Media for Humankind brand campaign as well as numerous marketing programs to position key initiatives such as CTV and Unified ID 2.0.

Ian Colley, the company’s Vice President of Communications and Editor-in-Chief, will serve as interim Chief Marketing Officer as the company undertakes a search for its new marketing leader.

“Susan has been a great partner during a time of tremendous growth for The Trade Desk, bringing essential marketing expertise that has been a major driver of our success in key areas,” said Jeff Green, The Trade Desk Co-Founder and Chief Executive Officer. “And just as important, she has built an incredible global marketing team that stands us in great stead for the future. We look forward to building on our marketing momentum moving forward. I wish Susan continued success in all her future endeavors.”

“I’d like to thank Jeff and the Board for what has been an amazing opportunity to build a global marketing capability from the ground up and contribute to the success of a company that is redefining marketing,” said Ms. Vobejda. “Not only am I proud of the award-winning marketing work that we’ve done, but also of the team of marketing experts that we have assembled at The Trade Desk who will ensure that the company remains at the cutting edge of modern marketing.”

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn, and YouTube.

Contacts

Patrick Wentling

Communications

The Trade Desk

PR@thetradedesk.com